July 2009 Preliminary Terms No. 136 Registration Statement No. 333-156423 Dated June 24 2009 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in International Equities
Auto-Callable Securities due August 9, 2011
Based on the Value of the iShares® FTSE/Xinhua China 25 Index Fund
Auto-Callable Securities offer the opportunity for investors to earn a relatively high annualized fixed redemption amount if the closing price of the underlying shares is at all above the initial share price on any one of the specified determination dates.  Investors must be comfortable with the risk of losing up to 90% of their principal and be willing to forgo interest payments and potential returns greater than the specified fixed returns.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Underlying shares:	Shares of the iShares® FTSE/Xinhua China 25 Index Fund
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and Issue Price” below)
Pricing date:	July , 2009
Original issue date:	July , 2009 (5 business days after the pricing date)
Maturity date:	August 9, 2011
Determination dates:	#1: August 2, 2010	#2: February 2, 2011	Final: August 2, 2011
Early redemption payment:
If, on either of the first two determination dates, the determination closing price is greater than the initial share price, the securities will be automatically redeemed on the fifth business day following the related determination date for the respective cash payment as follows:

	▪ 1st determination date:	$11.62 to $12.02
	▪ 2nd determination date:	$12.43 to $13.03
The actual cash payment amount will be determined on the pricing date.
Payment at maturity (per security):	If the securities have not previously been redeemed, you will receive at maturity a cash payment as follows: If the final share price is:
▪ Greater than the initial share price: $13.24 to $14.04 (as determined on the pricing date),

▪  Less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10% of the initial share price:
$10 stated principal amount, or

▪  Less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10% of the initial share price:
$10 times the index performance factor, plus $1.00
This payment may result in a loss of up to 90% of your investment.

Buffer amount:	10% of the initial share price
Index performance factor:	final share price / initial share price
Initial share price:	The closing price of one underlying share times the adjustment factor, each as of the pricing date
Final share price:	The closing price of one underlying share times the adjustment factor, each as of the final determination date
Determination closing price:	The closing price of one underlying share times the adjustment factor, each as of a determination date (other than the final determination date)
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
CUSIP:	617484225
ISIN:	US6174842251
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	MS & Co.
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per security	$10	$0.20	$9.80
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of the securities purchased by that investor.  The lowest price payable by an investor is $9.925 per security.  Please see “Syndicate Information” on page 8 for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for auto-callable securities.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Prospectus Supplement for Auto-Callable Securities dated June 24, 2009
Prospectus dated December 23, 2008
THE SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE SECURITIES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

MSPRB0609001

Auto-Callable Securities due August 9, 2011
Based on the Value of the iShares® FTSE/Xinhua China 25 Index Fund

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on whether the determination closing price or final share price is above, equal to or below the initial share price on any of the determination dates (including the final determination date).

Diagram #1 – First Two Determination Dates

Diagram #2 – Payout at Maturity if No Early Redemption Occurs

For more information about the payout upon early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” below.

July 2009	Page 2

Auto-Callable Securities due August 9, 2011
Based on the Value of the iShares® FTSE/Xinhua China 25 Index Fund

Investment Overview

The Auto-Callable Securities due August 9, 2011 Based on the Value of the iShares® FTSE/Xinhua China 25 Index Fund , which we refer to as the securities, are designed for investors who seek relatively high fixed positive returns if the determination closing price or final share price of the underlying shares is at all above the initial share price on any one of the three determination dates (including the final determination date).  An early redemption will occur if the determination closing price of the underlying shares is above the initial share price on either of the first two determination dates.  If an early redemption does not occur, the securities will be redeemed at maturity.

If, on the final determination date, the final share price is greater than the initial share price, the securities will redeem for $13.24 to $14.04 per security (as determined on the pricing date).  If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to 10% of the initial share price, which we refer to as the buffer amount, the securities will redeem for the stated principal amount.  If the final share price has decreased from the initial share price by more than the buffer amount, the securities will redeem for less than the stated principal amount by an amount proportionate to the percentage decrease of the final share price from the initial share price, plus $1.00, which means investors may lose up to 90% of their investment.  Investors in the securities must be willing to accept the risk of loss of principal and be willing to forgo interest payments and potential returns greater than the specified fixed returns.

iShares® FTSE/Xinhua 25 Index Fund Overview

The iShares® FTSE/Xinhua China 25 Index Fund is an exchange-traded fund managed by iShares®, Inc., a registered investment company, that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index.  The FTSE/Xinhua China 25 Index is quoted in Hong Kong dollars and currently is based on the 25 largest and most liquid Chinese stocks, based on full market-capitalization value, listed and trading on the Hong Kong Stock Exchange.  Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the iShares® FTSE/Xinhua China 25 Index Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  For additional information, please see “Information about the Underlying Shares” in these preliminary terms.

Information as of market close on June 19, 2009:

Bloomberg Ticker Symbol:	FXI
Current Share Price:	$37.27
52 Weeks Ago:	$46.89
52 Week High (on 7/23/08):	$47.20
52 Week Low (on 10/27/08):	$19.42

The following graph illustrates the historical closing prices of the underlying shares from October 8, 2004 (the inception date of the iShares® FTSE/Xinhua China 25 Index Fund) through June 19, 2009.  We obtained the information below from Bloomberg Financial Markets, without independent verification.  The historical performance of the underlying shares cannot be taken as an indication of their future performance.

Shares of the iShares® FTSE/Xinhua 25 Index Fund Daily Closing Prices October 8, 2004 through June 19, 2009

July 2009	Page 3

Auto-Callable Securities due August 9, 2011
Based on the Value of the iShares® FTSE/Xinhua China 25 Index Fund

Key Investment Rationale

The securities offer investors an opportunity to capture fixed positive returns if the determination closing price or final share price has increased from the initial share price on any of the three determination dates, regardless of the extent of the appreciation.

Scenario 1
On either of the first two determination dates, the determination closing price is greater than the initial share price.  In this scenario, each security redeems for the early redemption payment associated with the specific determination date on which the securities redeem.  The positive return will be approximately a 16.2% to 20.2% annualized return.

Scenario 2
The securities are not automatically redeemed prior to maturity and the final share price on the final determination date is greater than the initial share price.  In this scenario, the payment at maturity for each security provides investors with a fixed positive return of 32.4% to 40.4% of the stated principal amount (approximately a 16.2% to 20.2% annualized return).  The securities may yield a greater return than would a direct investment in the iShares® FTSE/Xinhua China 25 Index Fund, but only if the iShares® FTSE/Xinhua China 25 Index Fund were to appreciate by less than 32.4% to 40.4% by the final determination date.

Scenario 3
(i) The securities are not automatically redeemed prior to maturity and (ii) the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10% of the initial share price.  In this scenario, the payment at maturity for each security will be the $10 stated principal amount.

Scenario 4
(i) The securities are not automatically redeemed prior to maturity and (ii) the final share price has decreased from the initial share price by an amount greater than the buffer amount of 10% of the initial share price.  In this scenario, the payment at maturity for each security will be $10 times the index performance factor, plus $1.00, which will result in a loss on your investment and could result in a loss of up to 90% of your investment.

Summary of Selected Key Risks (see page 10)

▪	90% of the stated principal amount is at risk.

▪	No interest payments.

▪	Appreciation potential is limited to the specified fixed returns.

▪	The early redemption feature may limit the term of your investment to as short as one year. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns.

▪
The market price of the securities will be influenced by many unpredictable factors, including the trading price, volatility and dividend rates of the underlying shares and of the stocks underlying the FTSE/Xinhua China 25 Index, and you may receive less, and possibly significantly less, than the stated principal amount if you try to sell your securities prior to maturity.

▪	The securities are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the securities.

▪	Investing in the securities is not equivalent to investing in the underlying shares or the stocks composing the FTSE/Xinhua China 25 Index.

▪	The securities are subject to currency exchange risk.

▪
There are risks associated with investments in securities, such as the Auto-Callable Securities due August 9, 2011 Based on the Value of the iShares® FTSE/Xinhua China 25 Index Fund, that are linked to the value of foreign equity securities.

July 2009	Page 4

Auto-Callable Securities due August 9, 2011
Based on the Value of the iShares® FTSE/Xinhua China 25 Index Fund

▪	Adjustments to the underlying shares or the FTSE/Xinhua China 25 Index could adversely affect the value of the securities.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The antidilution adjustments do not cover every event that could affect the shares of the iShares® FTSE/Xinhua China 25 Index Fund.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪	Economic interests of the calculation agent may be potentially adverse to investors.

▪	Hedging and trading activity by MS & Co. and its affiliates could potentially adversely affect the value of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

July 2009	Page 5

Auto-Callable Securities due August 9, 2011
Based on the Value of the iShares® FTSE/Xinhua China 25 Index Fund

Fact Sheet
The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest and guarantee the return of only 10% of principal at maturity.  The securities have the terms described in the prospectus supplement for auto-callable securities and the prospectus.  At maturity, an investor will receive for each stated principal amount of securities that the investor holds, an amount in cash that may be more than, equal to or less than the stated principal amount based upon the final share price, subject to the automatic early redemption of the securities for a specified cash amount prior to maturity.  The securities are senior unsecured notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
July , 2009	July , 2009 (5 business days after the pricing date)	August 9, 2011, subject to postponement due to certain market disruption events
Key Terms
Issuer:	Morgan Stanley
Underlying shares:	Shares of the iShares® FTSE/Xinhua China 25 Index Fund
Aggregate principal amount:	$
Issue price:	$10 per security (see “Syndicate Information” on page 8)
Stated principal amount:	$10 per security
Denominations:	$10 and integral multiples thereof
Interest:	None
Determination dates:	#1: August 2, 2010	#2: February 2, 2011	Final: August 2, 2011
Early redemption payment:
If, on either of the first two determination dates, the determination closing price is greater than the initial share price, the securities will be automatically redeemed on the fifth business day following the related determination date for the respective cash payment as follows:

▪ 1st determination date:	$11.62 to $12.02
▪ 2nd determination date:	$12.43 to $13.03
The actual cash payment amount will be determined on the pricing date.
Payment at maturity:	If the securities have not previously been redeemed, you will receive at maturity a cash payment as follows: If the final share price is:
▪ Greater than the initial share price: $13.24 to $14.04 (as determined on the pricing date),

▪      Less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10% of the initial share price:
$10 stated principal amount, or

▪      Less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10% of the initial share price:
$10 times the index performance factor, plus $1.00
This payment may result in a loss of up to 90% of your investment.

Buffer amount:	10% of the initial share price
Index performance factor:	final share price / initial share price
Initial share price:	The closing price of one underlying share times the adjustment factor, each as of the pricing date
Final share price:	The closing price of one underlying share times the adjustment factor, each as of the final determination date
Determination closing price:	The closing price of one underlying share times the adjustment factor, each as of a determination date (other than the final determination date)
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Risk factors:	Please see “Risk Factors” on page 10.

July 2009	Page 6

Auto-Callable Securities due August 9, 2011
Based on the Value of the iShares® FTSE/Xinhua China 25 Index Fund

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	617484225
ISIN:	US6174842251
Minimum ticketing size:	100 securities
Tax considerations:
Although the issuer believes that, under current law, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities.

Assuming this treatment of the securities is respected, and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for auto-callable securities, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale, exchange or early redemption, and

▪      Upon sale, exchange, early redemption or settlement of the securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year, and short-term capital gain or loss otherwise.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for auto-callable securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the securities by taking positions in the underlying shares and in futures and options contracts on the underlying shares and any other securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could increase the closing price of the underlying shares on the pricing date, and therefore the price at which the underlying shares must close on the determination dates before investors would receive upon an early redemption or at maturity a payment that exceeds the stated principal amount of the securities.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for auto-callable securities.

July 2009	Page 7

Auto-Callable Securities due August 9, 2011
Based on the Value of the iShares® FTSE/Xinhua China 25 Index Fund

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement for auto-callable securities.
Supplemental information regarding plan of distribution:
The agent may distribute the securities through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the securities	Selling concession	Aggregate price of the securities for any single investor
$10.00	$0.20	<$1MM
$9.9625	$0.1625	≥$1MM and <$3MM
$9.94375	$0.14375	≥$3MM and <$5MM
$9.925	$0.125	≥$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the securities distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the accompanying prospectus supplement for auto-callable securities and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

July 2009	Page 8

Auto-Callable Securities due August 9, 2011
Based on the Value of the iShares® FTSE/Xinhua China 25 Index Fund

Hypothetical Examples

The following tables illustrate the payout on the securities for a range of hypothetical closing prices on each of the three determination dates.

The below examples are based on the following hypothetical terms:

Initial Share Price:	40
Buffer Amount:	4, which is 10% of the initial share price
Redemption Amount in August 2010:	$11.82 per security
Redemption Amount in February 2011:	$12.73 per security
Payment at Maturity (if the Final Share Price is greater than the Initial Share Price):	$13.64 per security
Stated Principal Amount:	$10 per security

In Examples 1 and 2, the value of the underlying shares fluctuates over the term of the securities and the determination closing price of the underlying shares is greater than the initial share price of $40 on one of the first two determination dates.  However, each example produces a different early redemption payment because the determination closing prices are greater than the initial share price on different determination dates.  Because the determination closing price is greater than the initial share price on one of the first two determination dates, the securities are automatically redeemed as of the corresponding determination date.  In each of Examples 3, 4 and 5, the determination closing price on the first two determination dates is less than or equal to the initial share price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

Determination Date	Example 1	Example 2
	Hypothetical Closing Price	Payout	Hypothetical Closing Price	Payout
#1	50	$11.82	35	—
#2	—	—	45	$12.73
Total Payout	$11.82 in August 2010		$12.73 in February 2011

Determination Date	Example 3	Example 4	Example 5
	Hypothetical Closing Price	Payout	Hypothetical Closing Price	Payout	Hypothetical Closing Price	Payout
#1	35	—	34	—	36	—
#2	30	—	40	—	32	—
Final determination date	60	$13.64	38	$10.00	28	$8.00
Total Payout	$13.64 at maturity	$10.00 at maturity	$8.00 at maturity

▪
In Example 3, on the final determination date, the final share price has increased 50% above the initial share price to $60, and the payment at maturity equals $13.64 per security, representing a 36.4% return on your investment.  The return on your investment would be less than the simple return of the underlying shares of 50%.

▪
In Example 4, on the final determination date, the final share price has decreased 5% below the initial share price to $38.  However, because the final share price has decreased by an amount less than or equal to the buffer amount of 4, the payment at maturity equals $10.00 per security, an amount equal to the stated principal amount.

▪
In Example 5, on the final determination date, the final share price has decreased to $28, which is 30% below the initial share price.  Because the determination closing price has decreased by more than the buffer amount of 4, the payment at maturity equals the $10 stated principal amount times an share performance factor of 0.7, plus $1.00, which results in a payment at maturity of $8.00 per security, representing a loss of 20% of the $10.00 stated principal amount.  In this scenario, a comparable investment linked to the simple return of the underlying shares would result in a greater loss of 30% of the stated principal amount.

July 2009	Page 9

Auto-Callable Securities due August 9, 2011
Based on the Value of the iShares® FTSE/Xinhua China 25 Index Fund

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for auto-callable securities.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪
Securities do not pay interest nor guarantee full return of principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and guarantee a payment of only 10% of the principal amount at maturity.  Instead, if the securities have not previously been automatically redeemed prior to maturity, you will receive, at maturity, for each security that you hold an amount in cash based upon the final share price, which may be less than the stated principal amount and may only be $1.00, if the final share price is less than 90% of the initial share price.

▪
Appreciation potential is limited.  The appreciation potential of the securities is limited by the automatic early redemption feature of the securities and by the fixed payment at maturity if the underlying shares appreciate to a maximum of $13.24 to $14.04 (approximately a 16.2% to 20.2% annualized return), to be determined on the pricing date, regardless of any larger appreciation in the underlying shares.  If the securities are redeemed, you may not be able to reinvest at comparable terms or returns.  In addition, the early redemption feature may limit the term of your investment to as short as one year.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including: the trading price and volatility (frequency and magnitude of changes in value) of the underlying shares, dividend rates on the underlying shares and of the stocks underlying the FTSE/Xinhua China 25 Index, interest and yield rates in the market, time remaining until the securities mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares or equities markets generally and which may affect the final share price of the underlying shares, the exchange rates of the U.S. dollar relative to the Hong Kong dollar, in which the stocks underlying the FTSE/Xinhua China 25 Index trade, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and any actual or anticipated changes in our credit ratings or credit spreads.  As a result, the market value of the securities will vary and may be less than par at any time prior to maturity and sale of the securities prior to maturity may result in a loss.  The price of the underlying shares may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Information about the Underlying Shares—Historical Information.”

▪
The securities are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the securities.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the securities on automatic redemption or at maturity, and, therefore, investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
Not equivalent to investing in the shares of the iShares® FTSE/Xinhua China 25 Index Fund.  Investing in the securities is not equivalent to investing in the shares of the iShares® FTSE/Xinhua China 25 Index Fund, the FTSE/Xinhua China 25 Index or the stocks underlying the FTSE/Xinhua China 25 Index.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the shares of the iShares® FTSE/Xinhua China 25 Index Fund or the stocks underlying the FTSE/Xinhua China 25 Index.

▪
The securities are subject to currency exchange rate risk.  Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the FTSE/Xinhua China 25 Index, holders of the securities will be exposed to currency exchange rate risk with respect to the Hong Kong dollar, which is the currency in which the component securities trade.  An investor’s net exposure will depend on the extent to which the Hong Kong dollar strengthens or weakens against the U.S. dollar.  If the U.S. dollar strengthens against the Hong Kong dollar, the price of the underlying shares will be adversely affected and the payment at maturity on the securities may be reduced.

July 2009	Page 10

Auto-Callable Securities due August 9, 2011
Based on the Value of the iShares® FTSE/Xinhua China 25 Index Fund

The Hong Kong dollar is freely convertible into other currencies (including the U.S. dollar). From October 1983 to May 2005, Hong Kong maintained a fixed rate system which fixed the rate of exchange to HK$7.80 per US$1.00. The central element in the arrangements that gave effect to this link was an agreement between the Hong Kong Government (through the Hong Kong Monetary Authority, or HKMA) and the three Hong Kong banks that were authorized to issue Hong Kong currency in the form of banknotes. In May 2005, the HKMA broadened the link from the original rate of HK$7.80 per US$1.00 to a rate range of HK$7.75 to K$7.85 per US$1.00. Pursuant to two convertibility undertakings, the HKMA undertakes to buy U.S. dollars from licensed banks at the rate of HK$7.75 per US$1.00 if the market exchange rate for Hong Kong dollars is higher than such rate and to sell U.S. dollars at HK$7.85 per US$1.00 if the market exchange rate for Hong Kong dollars is lower than such rate. If the market exchange rate is between HK$7.75 and HK$7.85 per US$1.00, the HKMA may choose to conduct market operations with the aim of promoting the smooth functioning of the money market and the foreign exchange market. Although the market exchange rate of the Hong Kong dollar against the U.S. dollar continues to be influenced by the forces of supply and demand in the foreign exchange market, the rate has not deviated significantly from the level of HK$7.80 per US$1.00. No assurance can be given that the Hong Kong government will maintain the link at HK$7.75 to HK$7.85 per US$1.00 or at all.

▪
There are risks associated with investments in securities, such as the Auto-Callable Securities due August 9, 2011 Based on the Value of the iShares® FTSE/Xinhua China 25 Index Fund, that are linked to the value of foreign equity securities.  The stocks included in the FTSE/Xinhua China 25 Index and that are generally tracked by the iShares® FTSE/Xinhua China 25 Index Fund have been issued by companies incorporated or principally operating in the People’s Republic of China and/or owned by the Chinese government.  Investments in securities linked to the value of emerging markets equity securities, such as the underlying shares, involve risks associated with the securities markets in those countries, including the People’s Republic of China, and these risks include risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

The prices of securities in emerging markets, such as the stocks constituting the underlying shares, may be affected by political, economic, financial and social factors in those countries, including the People’s Republic of China, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Countries with emerging markets, such as the People’s Republic of China, may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. In addition, the Chinese economy may be highly vulnerable to changes in local or global trade conditions, and may suffer from a risk in the Chinese government’s debt burden. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the Chinese economy may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, labor conditions and self-sufficiency.

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Adjustments to the underlying shares or to the FTSE/Xinhua China 25 Index could adversely affect the value of the securities.  Barclays Global Fund Advisors, which we refer to as the investment advisor, is the investment advisor to the iShares® FTSE/Xinhua China 25 Index Fund which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index.  The FTSE/Xinhua China 25 Index is calculated and disseminated by the FTSE Xinhua Index Limited, which we refer to as the index publisher.  The index publisher can add, delete or substitute the stocks underlying the FTSE/Xinhua China 25 Index or make other methodological changes that could change the value of the FTSE/Xinhua China 25 Index.  Pursuant to its investment strategy or otherwise, the investment advisor may add, delete or substitute the stocks composing the iShares® FTSE/Xinhua China 25 Index Fund.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the securities.  The index publisher may discontinue or suspend calculation or publication of the FTSE/Xinhua China 25 Index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued FTSE/Xinhua China 25 Index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

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Auto-Callable Securities due August 9, 2011
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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities may be materially and adversely affected.

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The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

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Economic interests of the calculation agent and other of the issuer’s affiliates may be adverse to the investors.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.  As calculation agent, MS & Co. will determine the initial share price, determination closing prices and final share price and the index performance factor, if applicable, and calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a market disruption event or discontinuance of the FTSE/Xinhua China 25 Index, may adversely affect the payout to you at maturity.

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Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the securities.  MS & Co., the calculation agent, is our subsidiary.  MS & Co., and other affiliates of ours, will carry out hedging activities related to the securities (and to other instruments linked to the underlying shares or the FTSE/Xinhua China 25 Index), including trading in the underlying shares and in other instruments linked to the underlying shares or the FTSE/Xinhua China 25 Index.  MS & Co. and some of our other subsidiaries also trade the underlying shares and other financial instruments related to the underlying shares and the FTSE/Xinhua China 25 Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the date we price the securities for initial sale to the public could potentially affect the initial share price of the underlying shares and, therefore, could increase the price at which the underlying shares must close on the determination dates before an investor receives a payment at maturity or upon automatic redemption that exceeds the issue price of the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the determination dates, could adversely affect the price of the underlying shares on the determination dates and, accordingly, whether we redeem the securities and the amount of cash you will receive at maturity.

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The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for auto-callable securities (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible treatment, U.S. Holders could be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  The risk that a buffered security will be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather

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Auto-Callable Securities due August 9, 2011
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than as an open transaction, is higher than with other non-principal protected equity-linked securities.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments,  the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Auto-Callable Securities due August 9, 2011
Based on the Value of the iShares® FTSE/Xinhua China 25 Index Fund

Information about the Underlying Shares

The iShares® FTSE/Xinhua China 25 Index Fund. The iShares® FTSE/Xinhua China 25 Index Fund is an exchange-traded fund managed by iShares®, Inc. (the “Trust”), a registered investment company, that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index.  iShares®, Inc. consists of numerous separate investment portfolios, including the iShares® FTSE/Xinhua China 25 Index Fund. It is possible that this fund may not fully replicate the performance of the FTSE/Xinhua China 25 Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. Information provided to or filed with the Commission by the iShares® FTSE/Xinhua China 25 Index Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

These preliminary terms relate only to the securities offered hereby and do not relate to the underlying shares.  We have derived all disclosures contained in these preliminary terms regarding the Trust from the publicly available documents described in the preceding paragraph.  In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Trust.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Trust is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and the price of the underlying shares at the time we price the securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Trust could affect the value received with respect to the securities and therefore the trading prices of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with the Trust.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws.  As a prospective purchaser of the securities, you should undertake an independent investigation of the Trust as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”).  The securities are not sponsored, endorsed, sold, or promoted by BGI.  BGI makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities.  BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

The FTSE/Xinhua China 25 Index. The FTSE/Xinhua China 25 Index is quoted in Hong Kong dollars and currently is based on the 25 largest and most liquid Chinese stocks based on full market-capitalization value, listed and trading on the Hong Kong Stock Exchange.  We have derived all information contained in these preliminary terms regarding the FTSE/Xinhua China 25 Index including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information.  Such information reflects the policies of, and is subject to change by, the FTSE Xinhua Index Limited.  For more information about the FTSE/Xinhua China 25 Index, see “Annex A—Underlying Indices and Underlying Index Publishers Information—FTSE/Xinhua China 25 Index” in the accompanying prospectus supplement for auto-callable securities.

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Based on the Value of the iShares® FTSE/Xinhua China 25 Index Fund

Historical Information

The following table sets forth the published high and low closing prices as well as the end-of-quarter closing prices of the underlying shares for each quarter in the period from October 8, 2004 (the inception date of the iShares® FTSE/Xinhua China 25 Index Fund) through June 19, 2009.  The closing price of the underlying shares on June 19, 2009 was $37.27.  We obtained the information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of the underlying shares as an indication of future performance, and no assurance can be given as to the price of the underlying shares on any determination date

iShares® FTSE/Xinhua 25 Index Fund CUSIP 464287184	High	Low	Period End
2004
Fourth Quarter (beginning October 8, 2004)	18.83	16.87	18.49
2005
First Quarter	19.27	17.33	18.20
Second Quarter	19.17	17.58	19.04
Third Quarter	21.93	18.94	21.41
Fourth Quarter	21.53	18.88	20.54
2006
First Quarter	24.85	21.00	24.76
Second Quarter	27.91	22.00	25.60
Third Quarter	27.35	24.48	27.12
Fourth Quarter	37.47	27.13	37.15
2007
First Quarter	38.80	30.55	34.14
Second Quarter	43.31	34.83	42.95
Third Quarter	60.70	39.91	60.00
Fourth Quarter	72.84	53.75	56.82
2008
First Quarter	59.25	41.23	45.05
Second Quarter	54.55	43.13	43.61
Third Quarter	47.20	30.88	34.47
Fourth Quarter	34.25	19.42	29.09
2009
First Quarter	31.56	22.80	28.53
Second Quarter (through June 19, 2009)	40.12	29.22	37.27

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